Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc.	Euro RSCG Life	Rx Communications
	David Keiser	NRP	Rhonda Chiger
	President & COO	Ernie Knewitz	(Investors)
	203-272-2596	(Media)	(917) 322-2569
212-845-4253

ALEXION Reports Fourth Quarter and Year End Results

Company Sets 2004 Outlook

Cheshire, CT, October 3, 2003 — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced the financial results for its fourth quarter and fiscal year ended July 31, 2003.

During the fourth quarter ended July 31, 2003, Alexion reported revenues amounting to $167,000 compared to $757,000 in the same three-month period ended July 31, 2002. The reduction in revenues was principally due to the completion of work funded by several government research grants.

The Company’s research and development expenses for the quarter were $18.59 million compared to $19.38 million for the same period last year. The decrease was primarily related to lower pexelizumab Phase III PRIMO-CABG clinical trial expenses as a result of the January 2003 completion of Alexion’s obligation to pay the first 50% of the projected Phase III CABG study costs per its revised collaboration agreement with Procter & Gamble Pharmaceuticals (P&G). Per the agreement, P&G bears the second 50% of the Phase III CABG study costs. The lower Phase III CABG study costs are partially offset by increased manufacturing development and manufacturing supply costs associated with its lead C5 inhibitor candidates, pexelizumab and eculizumab.

General and administrative expenses were $3.00 million for the quarter compared to $2.13 million for the same period last year. The increase was principally due to increased costs associated with pre-marketing and business development activities, and increased personnel and professional services to support the growth of the Company. Accordingly, total operating expenses for the quarter increased to $21.59 million compared to $21.51 million in the same three-month period ended July 31, 2002.

The Company recorded investment income for the quarter of $1.07 million compared to $1.84 million for the same three-month period last year. The decrease was primarily due to reduced market interest rates and lower cash balances. Interest expense for the quarter, primarily on the Company’s $120 million convertible subordinated notes, was $1.91 million as compared to $1.93 million for the same three-month period last year.

During the quarter ended July 31, 2003, Alexion filed a claim to exchange its fiscal 2003 research and development credit for cash and as a result recognized a net state tax benefit of $676,000.

As a result of the above factors, the Company incurred a net loss for the quarter of $21.58 million or $1.18 per share versus a net loss of $20.84 million or $1.15 per share for the same three-month period in 2002.

“In recent months, we have made substantial progress on several key programs. Our analyses of the pexelizumab Phase III PRIMO-CABG trial results significantly increases our confidence that we have taken an important development step toward pexelizumab’s commercialization. Pending completion of final data analyses, we expect that discussions with the FDA will allow us to determine the development path necessary to ultimately achieve this goal,” said David W. Keiser, President and Chief Operating Officer of Alexion. “Equally important is our progress with eculizumab, particularly as we move forward with our plans to initiate a pivotal Phase III study in PNH, a disease for which patients have no real treatment options. Noteworthy as well has been our success in strengthening the Company’s financial picture through the recently announced $43.9 million financing. These resources add significantly to our ability to execute our advancing product development, manufacturing and pre-commercialization plans.”

For the 12 months ended July 31, 2003, Alexion’s revenues were $877,000 compared to $6.54 million for last fiscal year. The decrease in revenues was principally due to decreased research and milestone payments from P&G resulting from the revision of the Company’s collaboration agreement with P&G, as well as the completion of the Company’s government research grants.

Research and development expenditures were $71.04 million for the full year ended July 31, 2003, compared to $60.01 million last fiscal year. The increase was primarily attributable to the Company’s higher clinical trial, manufacturing, and development costs associated with our lead C5 inhibitor candidates, pexelizumab and eculizumab, and increased research costs associated with the Company’s continuing product discovery and development efforts.

General and administrative expenses were $10.62 million for the year compared to $7.99 million for last fiscal year principally due to increased costs associated with pre-marketing and business development activities and increased personnel and professional services to support the growth of the Company. The Company recorded an impairment of fixed assets charge of $2.56 million during the quarter ended April 30, 2003 related to the decision to terminate the UniGraft program. Accordingly, total operating expenses increased to $84.22 million for the fiscal year compared to $68.00 million in the 12 months ended July 31, 2002.

Alexion recorded investment income for the 12 months ended July 31, 2003 of $5.81 million compared to $11.92 million for last fiscal year. The decrease was primarily due to reduced market interest rates and lower cash balances. Interest expense was $7.69 million for the 12 months ended July 31, 2003 versus $7.70 million for last fiscal year. A state tax benefit of approximately $764,000 was recognized in fiscal year 2003 as compared to $700,000 for fiscal year 2002.

Net loss for the 12 months increased to $84.47 million or $4.64 per share from a net loss of $56.54 million or $3.12 per share recorded for last fiscal year.

As of July 31, 2003, Alexion had approximately $215.4 million in cash, cash equivalents and marketable securities. On September 12, 2003, the Company sold 3.6 million shares of common stock at a price of $13.00 per share resulting in net proceeds of approximately $43.9 million, net of underwriting discount, fees and other expenses of approximately $2.9 million related to the transaction. The Company expects to use the net proceeds of the sale of common stock to fund working capital and other general corporate purposes, including additional clinical trials of pexelizumab and eculizumab, as well as other research and product development activities.

Fiscal year 2004 outlook: For Alexion’s 2004 fiscal year, which began August 1, 2003, we expect operating expenses to be in the $85-$92 million range, which includes significant anticipated clinical development, manufacturing, and pre-commercial development activities. Guidance with respect to the projected net loss for the year is $83-$96 million. Of note, our financial results may vary significantly depending upon the timing and scope of our clinical development programs for pexelizumab in CABG and acute myocardial infarction (AMI), and for eculizumab in PNH, as determined through our discussions with the FDA and our assessment of the FDA’s recommendations. Our response, along with P&G’s independent response, will greatly impact our clinical, manufacturing and pre-commercial development plans, which may have a significant effect on our 2004 fiscal year activities and costs. This guidance also excludes any impact of any potential business development activities that may occur during the year.

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs. Alexion is developing pexelizumab, an antibody fragment, in collaboration with Procter & Gamble Pharmaceuticals. Together the firms have completed a Phase III clinical study with pexelizumab in coronary artery bypass graft surgery patients undergoing cardiopulmonary bypass, and two large Phase II studies with pexelizumab in acute myocardial infarction patients. In addition, eculizumab is currently in Phase II clinical trials in rheumatoid arthritis and membranous nephritis, and has been evaluated in pilot programs for the treatment of paroxysmal nocturnal hemoglobinuria and dermatomyositis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.alexionpharm.com.

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

Statements of Operations

(dollars in thousands except per share amounts)

	Quarter ended July 31,		Year ended July 31,
	2003	2002	2003	2002
CONTRACT RESEARCH REVENUES	$167	$757	$877	$6,536

OPERATING EXPENSES:
Research and Development	18,588	19,385	71,042	60,005
General and Administrative	3,002	2,126	10,621	7,993
Impairment of fixed assets	—	—	2,560	—

Total Operating Expenses	21,590	21,511	84,223	67,998

Operating Loss	(21,423)	(20,754)	(83,346)	(61,462)
OTHER INCOME AND EXPENSE
Investment Income	1,074	1,843	5,809	11,920
Interest Expense	(1,911)	(1,927)	(7,694)	(7,700)

Loss before (provision for) benefit from state income tax	(22,260)	(20,838)	(85,231)	(57,242)
State Tax Benefit	676	—	764	700

Net loss	$(21,584)	$(20,838)	$(84,467)	$(56,542)

BASIC AND DILUTED NET LOSS PER SHARE	$(1.18)	$(1.15)	$(4.64)	$(3.12)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	18,215	18,197	18,209	18,146

Balance Sheet Data

(dollars in thousands)

	July 31, 2003	July 31, 2002
Cash, cash equivalents and marketable securities	$215,410	$308,584
Total Assets	$266,077	$354,069
Net Stockholders’ Equity	$120,286	$205,478

This news release contains forward-looking statements. Such statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2002, the Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2002, and the Prospectus Supplement dated September 12, 2003. In particular, Alexion is not currently able to predict the reaction of the United States Food and Drug Administration (FDA) and other regulatory agencies to the results of the PRIMO-CABG trial, its Phase III trial of pexelizumab in patients undergoing coronary artery bypass graft surgery. Such reactions may include, but not be limited to, the view that the results may be sufficient for filing and approval of a Biologics License Application (BLA), supportive of the filing and approval of a BLA together with additional studies, or not supportive of the filing or approval of a BLA. Further, Alexion is not currently able to predict the reaction of P&G to the results of the PRIMO-CABG trial or P&G’s response to the FDA’s reaction, including how those results may affect P&G’s views of pexelizumab for CABG or other indications. P&G retains the development rights and the termination rights discussed in Alexion’s Form 10-K and 10-Q referred to above. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

Alexion Pharmaceuticals, Inc.